New Age Alpha Variable Funds Trust N-1A

Exhibit 99.(d)(2)

SCHEDULE A-1

Investment Advisory Agreement

between

New Age Alpha Variable Funds Trust (the “Trust”) and

New Age Alpha Advisors, LLC (the “Adviser”)

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund	Asset Breakpoint	Rate	Effective Date
NAA Large Core Series	First $500mi $500m - $1bn $1bn - $1.5bn $1.5bn - $2bn $2bn - $2.5bn $2.5bn - $3bn Over $3bn	0.75% 0.725% 0.70% 0.65% 0.60% 0.55% 0.50%	October 25, 2024
NAA All Cap Value Series	None	0.70%	October 25, 2024
NAA Large Cap Value Series	None	0.65%	October 25, 2024
NAA Large Growth Series	None	0.65%	October 25, 2024
NAA Mid Growth Series	None	0.75%	October 25, 2024
NAA Small Cap Value Series	None	0.75%	October 25, 2024
NAA Small Growth Series	None	0.75%	October 25, 2024
NAA SMid-Cap Value Series	None	0.75%	October 25, 2024
NAA World Equity Income Series	None	0.70%	October 25, 2024

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers effective as of the Effective Date noted in the Schedule A-1 above.

New Age Alpha Variable Funds Trust		New Age Alpha Advisors, LLC (d/b/a New Age Alpha)

By:	/s/ Keith D. Kemp	By:	/s/ Armen Arus

Name:	Keith D. Kemp	Name:	Armen Arus

Title:	President	Title:	Manager

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